Exhibit 5.1

SKULLCANDY, INC. 1441 WEST UTE BLVD, SUITE 250 PARK CITY, UTAH 84098 435.940.1545

May 10, 2013

Skullcandy, Inc.

1441 West Ute Blvd., Suite 250

Park City, Utah 84098

Attn:     Board of Directors

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested an opinion in connection with the registration by Skullcandy, Inc. (the “Company”) of an aggregate of 461,622 shares of common stock, $0.0001 par value per share (the “Shares”) of the Company, issuable pursuant to the Skullcandy, Inc. Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement, effective as of May 8, 2013, between the Company and Hoby Darling (the “Option Agreement”), and the Skullcandy, Inc. Inducement Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement, effective as of May 8, 2013 (the “RSU Agreement” and together with the Option Agreement, the “Inducement Award Agreements”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2013 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. With your consent, I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. I am opining herein as to the General Corporation Law of the State of Delaware, and I express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Inducement Award Agreements, assuming in each case that the individual grants or awards under such agreements are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Inducement Award Agreements (and the awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable securities of the Company. In rendering the foregoing opinion, we have assumed that (i) some or all of the Shares may be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

SKULLCANDY, INC. 1441 WEST UTE BLVD, SUITE 250 PARK CITY, UTAH 84098 435.940.1545

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Regards,

Seo Salimi
General Counsel
Skullcandy, Inc.